Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Real Estate Investment Trust of New Jersey, Inc. on Form S-4 to be filed on or about February 11, 2021 of our report dated January 29, 2021, on our audits of the consolidated financial statements and financial statement schedule of First Real Estate Investment Trust of New Jersey as of October 31, 2020 and 2019 and for each of the years in the three-year period ended October 31, 2020, which report was included in the Annual Report on Form 10-K of First Real Estate Investment Trust of New Jersey filed January 29, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 11, 2021